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                                                                      EXHIBIT 12

Southern States Cooperative
Ratios of earnings to fixed charges

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                                                                                 Year ended June 30,
                                                             -----------------------------------------------------------------------
                                                                 2001         2000             1999           1998          1997
                                                             ------------ -------------    ------------   ------------  ------------
Earnings:

Income (loss) before income taxes, extraordinary charge,
 cumulative effect of accounting changes and
 discontinued operations and distributions on capital
 securities of trust subsidiary                              $(25,112,987) $  9,331,773    $ (1,449,650)  $ 13,570,456  $ 33,539,852

Interest expense, net of capitalized interest                  34,043,548    27,862,517      28,413,129     16,859,373    15,565,523

Portion of rents representative of interest factor              7,246,534     5,871,769       5,151,839      2,900,188     2,703,206

Amortization of capitalized interest                               75,000        75,000          75,000         62,249        15,143


                                                             ------------ -------------    ------------   ------------  ------------
  Total Earnings                                             $ 16,252,095  $ 43,141,059    $ 32,190,318   $ 33,392,266  $ 51,823,724
                                                             ============ =============    ============   ============  ============
Fixed Charges:

Interest expense (before deducting capitalized interest)     $ 35,024,886  $ 28,588,902    $ 29,314,830   $ 17,310,851  $ 15,730,029

Portion of rents representative of interest factor              7,246,534     5,871,769       5,151,839      2,900,188     2,703,206

Distributions on capital securities of trust subsidiary         5,100,000     3,600,000               0              0             0

Preferred stock dividend requirements of majority-owned
     subsidiaries grossed up for pre-tax effect                 5,642,624     4,377,594         316,063        316,063       316,061

                                                             ------------ -------------    ------------   ------------  ------------

  Total Fixed Charges                                        $ 53,014,044  $ 42,438,265    $ 34,782,732   $ 20,527,102  $ 18,749,297
                                                             ============ =============    ============   ============  ============

Ratio of Earnings to Fixed Charges                                   0.31          1.02            0.93           1.63          2.76
                                                             ============ =============    ============   ============  ============

Insufficient to cover fixed charges by                         36,761,949                     2,592,414
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